Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED ACCOUNTANTS AND ADVISORS

August 31, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re:   Fuego Enterprises, Inc.

Dear Sirs:

We were previously the principal auditors for Fuego Enterprises, Inc. and we reported on the financial statements of Fuego Enterprises, Inc. for the period from inception, December 30, 2004 to February 28, 2009.  We have read Fuego Enterprises, Inc.'s statements under Item 4 of its Form 8-K, dated August 7, 2009, and we agree with such statements.

For the most recent fiscal period through to August 7, 2009, there have been no disagreements between Fuego Enterprises, Inc. and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered
Las Vegas, Nevada

6490 West Desert Inn Road, Las Vegas, NV 89146
(702) 253-7499 Fax (702) 253-7501